FIRST AMENDED EMPLOYMENT AGREEMENT

This First Amended Employment Agreement (the "**Agreement**") is made and entered into between mPathix Health, Inc. (formerly **EMF Medical Devices, Inc.**), a Delaware corporation (the "**Company**"), and Ahmet Demir Bingol ("**Executive**").

RECITALS

WHEREAS, the Executive is a current employee of the Company pursuant to an employment agreement dated as of May 1, 2021 (the "**Initial Agreement**");

WHEREAS, the Company and the Executive desire to revise and amend the terms of such employment, such that this Agreement supersedes and replaces in all respects the Initial Agreement; and

WHEREAS, Executive desires to remain employed by the Company pursuant to the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1 Employment.

1.1 Employment and Term. As of October 01, 2021 (the "**Effective Date**"), the Company hereby agrees to employ Executive and Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

1.2 Duties of Executive. During the Term of Employment (as defined below) under this Agreement, Executive shall serve as the Company's President. In such role, Executive's primary responsibilities shall include all duties commensurate with his title and position and as may be assigned to his from time to time by the Company's Board of Directors (the "**Board**") and Chief Executive Officer, including any interim Chief Executive Officer (the "**CEO**"). Executive's primary place of employment shall be his residence in Pennsylvania. However, from time to time, Executive may be required by his job responsibilities to travel on Company business, and Executive agrees to do so.

Executive shall diligently perform all services, at such times and at such places, as may be assigned to his from time to time by the CEO or the Company's Board of Directors (the "**Board**"). Executive will act in the best interest of the Company at all times in carrying out his duties and responsibilities under this Agreement. Executive shall devote all of his business time and attention to the business and affairs of the Company in accordance with general business practices of the Company, and render such services to the best of his ability, and use his best efforts to promote the interests of the Company. Notwithstanding the foregoing, Executive may

(i) participate in such charitable, educational, religious, trade association, civic and similar types of organizations; and (ii) serve on the board of directors (and board committees) of non-profit organizations; and (iii) work on non-competitive projects subject to the Company's prior written approval provided, that in each case, Executive warrants that such activities do not, either individually or in the aggregate, interfere or conflict with Executive's duties hereunder or fiduciary conflict

1.3 Other Positions. Executive may serve in such other executive-level positions or capacities with the Company or any affiliate thereof, as the Company may, from time to time, reasonably request, for no additional compensation.

1.4 Compliance with Procedures and Rules. Executive shall also comply with all policies, applicable rules and regulations of the Company, now in effect, or as subsequently adopted or amended to the extent such policies are in accordance with applicable federal, state and local laws, regulations and ordinances.

1.5 Fiduciary Duty. Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company.

2 Term of Employment. The Term of Employment under this Agreement, and the employment of Executive hereunder shall commence on the Effective Date and shall continue on an at-will basis until terminated in accordance with Section 5 below (the "**Term of Employment**").

3 Compensation

3.1 Base Salary. Effective as of the Effective Date, Executive shall receive a gross base salary of one hundred fifty thousand dollars per annum ($150,000) (the "**Base Salary**"), during the Term of Employment, which amount shall be paid in accordance with general payroll practices of the Company, subject to applicable withholding, deductions and other taxes. During the Term of Employment, Executive shall be eligible for adjustments in Executive's Base Salary, in accordance with applicable Company procedures.

3.2 Incentive Bonus. During the Term of Employment, Executive will be eligible to participate in the Company's bonus plan with a target bonus set at fifty percent (50%) of Executive's Base Salary, based upon the actual achievement of financial and other targets as established in the annual budget approved by the Board, in its sole and absolute discretion (the "**Incentive Bonus**"). To qualify for the Incentive Bonus, Executive must remain employed with the Company through the date that the Incentive Bonus is paid, which shall be no later than March 15th of the following calendar year, and meet the bonus plan criteria. Participation in the bonus plan is subject to annual review and change.

3.3 Additional Bonus. If the Company is listed on the New York Stock Exchange, the Executive shall receive a one-time bonus targeted at an amount between twenty-five percent (25%) and fifty percent (50%) of his Base Salary.

4 Other Benefits.

4.1 Compensation/Benefit Programs. During the Term of Employment, Executive and his spouse and dependents shall be eligible to participate in those medical and other benefit programs which may be made available to other similarly situated employees of the Company from time to time, subject to the terms and conditions of such medical and other benefit programs. However, until the Company formally institutes a benefits program, the Company agrees to directly reimburse Executive for all health care premiums for Executive, his spouse, and dependents. The Company reserves the right to change or rescind its benefit programs and alter employee contribution levels in its sole and absolute discretion.

4.2 Paid Time Off. Executive shall be eligible to take unlimited paid time off, provided such paid time off does not interfere with the performance of Executive's duties and so long as Executive is performing such duties satisfactorily as determined by the Board, in its sole and absolute discretion. As paid time off does not accrue, Executive will not receive payment for unused vacation time upon termination of employment for any reason.

4.3 Reimbursement of Business Expenses. During the Term of Employment, upon submission of reasonable supporting documentation and in specific accordance with the Company's expense reimbursement policy, the Company shall reimburse Executive for all reasonable, documented business expenses the Executive actually and necessarily incurs on the Company's behalf in connection with the performance of services under this Agreement.

4.4 Federal Income Tax Withholding. The Company may withhold from compensation, bonuses (if any) and benefits payable under this Agreement, or arrange for the payment of, federal, state, local or other taxes as required pursuant to law or governmental regulation or ruling.

5 Termination.

5.1 Reasons for Termination. This Agreement may be terminated as follows:

(a) For Cause. Upon written notice from the Company, at the Company's sole option for Cause. "**Cause**" shall include the Executive's (i) willful and continuing disregard of the Board's lawful and reasonable instructions; (ii) criminal conviction, or the equivalent thereof, for any crime punishable by imprisonment or involving fraud or embezzlement; (iii) use of alcohol or other intoxicants in a manner that (as the Board determines in its discretion) adversely interferes with Executive's job performance or Executive's illegal use of drugs; (iv) material documented misconduct in connection with the Executive's performance of his duties and responsibilities pursuant to this Agreement; (v) breach of the confidentiality, noncompetition or non-solicitation obligations provided herein; and/or (vi) material breach of this Agreement or any other agreement with the Company or its parent, subsidiaries or affiliates.

(b) Termination Without Cause. At any time, the Company shall have the right to terminate the Term of Employment without Cause upon written notice to Executive. Any failure by any successor or assignee of the Company to continue this Agreement in full force and effect in accordance with its terms will be considered termination without Cause for the purpose of this Agreement.

(c) Termination by Executive. Executive may terminate his employment hereunder by providing the Company with one (1) month's advance written notice; provided, however, that the Company may, in its sole discretion, immediately relieve Executive of all duties hereunder, immediately terminate Executive's employment, and cease paying any further salary or benefits after such accelerated separation date, without such accelerated resignation converting the separation to a termination without Cause.

5.2 Payment Upon Termination. In the event that Executive's employment is terminated for any reason (whether initiated by Executive or by the Company), the Company shall pay to Executive (or Executive's estate, as applicable) any pro rata portion of Executive's Base Salary that may be due to Executive for services rendered by Executive through the date of termination pursuant to this Agreement. In addition, Executive shall be entitled to reimbursement of all reasonable business expenses incurred by Executive through such date of termination. Upon such payments, the Company shall have no further liability hereunder, except to the extent Section 5.3 applies. If, as of the date of termination, Executive is indebted to the Company, whether or not evidenced by a written instrument, the Company shall have the right to reduce the amount due Executive by such outstanding indebtedness to the maximum extent permitted by law. However, if after having reduced the amount due Executive to the maximum extent permitted by law any amount remains outstanding, such amount will remain due to the Company by Executive.

5.3 Severance Benefits. In the event that Executive's employment is terminated without Cause, the Company shall pay Executive an amount equal to six (6) months of Executive's then-current Base Salary (the "**Severance Amount**"). The Severance Amount shall be paid out in equal monthly installments over six (6) months, beginning on the thirtieth (30th) day following the date of termination (the "**Severance Period**"). In addition, if Executive is eligible to, and elects to, continue Executive's coverage (and/or, as applicable, that of Executive's dependents) under the Company's group insurance plans following the effective date of termination, the Company shall pay on Executive's behalf an amount equal to the regular employer contribution toward the premiums for such continued coverage for a period of six (6) months following the effective date of termination (the "**COBRA Assistance**"), provided, however the COBRA Assistance shall cease if Executive becomes eligible to enroll in the group health insurance plan of another employer. Notwithstanding the foregoing, if the COBRA Assistance may result in any tax penalty or violate any requirement of the law, then Company shall use commercially reasonable efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not (A) exceed the cost that Company would have incurred had such COBRA Assistance been provided in the manner described above or (B) cause a violation of Section 409A of the Code or other applicable law. The payments and other benefits set forth in this Section 5.3 are contingent upon (x) Executive's execution and delivery, without revocation, of a fully effective separation and general release of claims in a form satisfactory to the Company on or prior to the sixtieth (60th) day following the date of termination and (y) Executive's continued compliance with Sections 6, 7 and 8 hereof.

5.4 Survival. The provisions of this Article 5 shall survive the termination of the Term of Employment hereunder.

5.5 Removal from any Boards and Positions. If Executive's employment is terminated for any reason, Executive shall automatically, without further action, notice or deed, be deemed to resign from any position with the Company, parent, affiliates, or subsidiaries, including but not limited to any position on a board.

6. Noncompetition. Executive acknowledges and agrees with the Company that, during the course of Executive's employment with the Company, Executive has had and will continue to have the opportunity to develop relationships with existing employees, customers, suppliers and other business contacts of the Company, which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, Executive agrees as follows:

6.1 Noncompetition and Nonsolicitation. In connection with Executive's employment, the Executive had had access to confidential business and technical information of the Company, including customer relationships. To protect the legitimate business interests of the Company, including its trade secrets, confidential information, and goodwill, other than as excepted herein or with the written consent of the Board, Executive covenants and agrees that, from the Effective Date and for the twelve (12) month period following the termination date of Executive's employment for any reason (the "**Restricted Period**"), Executive will not, directly or indirectly, either for himself or for any other Person (i) enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business that competes with the Company (a "**Competing Business**") in those states in which Executive provided services to the Company, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer of or for any other Person (provided that the foregoing shall not prohibit Executive from working for a Person that engages in a Competing Business as long as the business unit within which Executive is employed or otherwise performing services and Executive's actual services for such Person are in no way engaged, directly or indirectly, in any Competing Business and provided further that nothing in this Section shall be construed to affect in any way Executive's confidentiality obligations as set forth in Section 7 of this Agreement); provided, further, however, that nothing in this Agreement shall prevent or restrict Executive from owning, as a passive investment, less than 1% of the outstanding shares or units of capital stock or other equity securities of a publicly traded company that is engaged in a Competing Business as long as Executive is not otherwise associated with such company; (ii) solicit any employee of the Company to terminate his or his employment with the Company (provided that nothing in this provision shall preclude Executive from providing employment references in the ordinary course) or employ any such individual during his or his employment with the Company and for a period of six months after such termination date of his or his employment with the Company (provided that Executive shall not be prohibited from employing any Person who is no longer an employee of the Company as of the date of first contact by Executive as long as the termination of such Person's employment with the Company was effectuated for a good faith, bona fide reason and was not intended to be a sham or artifice to avoid the restrictions contained in this Section); or (iii) solicit any Customer or supplier of the Company or cause or participate in any actions which could result in the solicitation of such Customer or supplier of the Company for purposes that would be competitive with the Company. For the avoidance of doubt, a "**Competing Business**" shall specifically mean any business engaged in the development, manufacture, or commercialization of medical devices for the treatment of pain. "**Customer**" shall mean a customer of the Company with whom

Executive had contact during Executive's employment or about whom Executive had confidential or non-public, proprietary information. Executive acknowledges that the covenants provided for in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company, including its trade secrets, confidential information, and goodwill. Nevertheless, to the extent that the covenants provided for in this Section 6 may later be deemed by a court to impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, the court making such determination shall, as provided under Delaware law, reform the covenants to the extent necessary to cause the limitations contained in the covenants as to time, geographic area, and scope of activity to be restrained to impose a restraint that is not greater than necessary to protect the goodwill or other business interests of the Company and enforce the covenant as reformed. "**Person**" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.2 Executive Acknowledgment. Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe such restrictions would prevent his from otherwise earning a living.

6.3 Injunctive Relief. Executive recognizes and agrees that a violation of any of the provisions contained in Section 6 may cause irreparable damage to the Company, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Company shall be entitled to seek an injunction without the necessity of posting bond or other security therefor in order to restrain any further violation of such provisions. Such right to seek an injunction shall be in addition to, and not in limitation of, any other rights and remedies the Company may have against Executive, including, but not limited to, the recovery of damages. The terms and conditions of this Section 6 shall survive termination of this Agreement.

7 Nondisclosure.

7.1 Confidentiality. Executive covenants and agrees that Executive shall, during the term of this Agreement and at all times following the termination of Executive's employment for any reason, keep confidential and will not disclose or furnish anyone, other than other employees of the Company as needed to perform Executive's duties for the Company to the extent such disclosure is not adverse to the interest of the Company, or, as required by subpoena or otherwise required by law, any confidential information received by, acquired or obtained by Executive during the course of his employment with regard to the personnel, financial, business or potential business or other affairs of the Company or its employees, agents, consultants or officers except as authorized in writing by the Board. Except as specifically provided above, all such information shall be kept confidential and shall not in any manner be revealed to any person. Executive further agrees that this Section 7.1 shall be a continuing agreement and covenant and shall survive any termination of this Agreement. Notwithstanding the foregoing, this Section shall not apply to (i) information that is or becomes generally known to the public other than as a result of a disclosure by Executive in violation of this Agreement, (ii) information that was

known to Executive prior to becoming an employee of the Company or its affiliates, or (iii) information which becomes known to Executive following the cessation of Executive's employment, through no wrongful act of Executive, by disclosure from a third party, unless Executive has reason to believe that such third party is under an obligation or duty of confidentiality or secrecy with respect to such information.

7.2 Acknowledgment. Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to his, her, or its attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

7.3 Injunctive Relief. Executive recognizes and agrees that a violation of any of the provisions contained in Sections 7.1 or 7.2 may cause irreparable damage to the Company, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Company shall be entitled to seek an injunction without the necessity of posting bond or other security therefor in order to restrain any further violation of such provisions. Such right to seek an injunction shall be in addition to, and not in limitation of, any other rights and remedies the Company may have against Executive. The terms and conditions of this Section shall survive termination of this Agreement.

7.4 Delivery of Materials Upon Termination of Employment. Executive shall deliver to the Company, on the termination date of the Term of Employment or at any time the Company may reasonably request, all customer lists and other information pertaining to present and past customers, memoranda, notes, plans, records, reports, computer tapes and software or other documents and data (and copies thereof) relating to the Company or its business which he may then possess or have under his control (excluding materials solely of a personal nature to Executive which do not contain confidential information or otherwise constitute Company property), regardless of the location or form of such material, and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

8. Non-Disparagement. From the Effective Date and at all times thereafter (including following the termination of Executive's employment with the Company for any reason), Executive agrees not to intentionally make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its affiliates, or any of their respective officers, directors, stockholders, employees or other service providers, or any product or service offered by the Company or any of its affiliates. Upon separation of Executive's employment with the Company, the Company agrees to instruct its senior management,

including Board members, not to intentionally make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the Executive. In response to inquiries from prospective employers, the Company will verify dates of employment and last position held. Nothing contained in this Section 8 shall preclude Executive or the Company from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency; (ii) as required or permitted by applicable law or regulation; or (iii) as required by court order or other legal process.

9 Representations; Indemnity.

a. Representations of Executive. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms, except as enforcement hereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity. In addition, Executive represents and warrants to the Company that Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreements, confidentiality agreement or similar agreement with any other party. Further, Executive represents to the Company that Executive is not excluded or debarred from contracting with the federal or any state government or from participating in any federal health care program.

b. Indemnity. The Company will indemnify Executive on the terms and conditions set forth in the Company's organizational documents as in effect as of the date hereof (subject to any amendments after the date hereof as required by applicable law), and the Board hereby expressly agrees that Executive shall be entitled to such indemnification to the same extent that any manager, officer or principal of the Company is entitled to indemnification thereunder. During the Term of Employment, the Company also will maintain directors and officers' liability insurance covering Executive in his capacity as an officer, director and employee of the Company.

10 Required Reporting by Executive. Executive shall orally notify the Company immediately, and in writing within five (5) days, of any exclusion or debarment from contracting with the federal or any state government or from participating in any federal health care program.

11 Section 409A.

a. If any of the benefits set forth in Section 5.3 of this Agreement payable in connection with Executive's termination of employment constitute "non-qualified deferred compensation" subject to Section 409A, then the following conditions apply to the payment of the benefits in Section 5.3:

1 Any termination of Executive's employment triggering payment of benefits under Section 5.3 must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of

such benefits can commence. To the extent that the termination of Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive's employment terminates), any benefits payable under Section 5.3 that constitute non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 11 shall not cause any forfeiture of benefits on Executive's part, but shall only act as a delay until such time as a "separation from service" occurs.

2 If Executive is a "specified employee" (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5.3 that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of Executive's death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) Executive's death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Section 5.3 of this Agreement.

3 Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

b. It is intended that each installment of the payments and benefits provided under Section 5.3 of this Agreement shall be treated as a separate "payment" for purposes of Section 409A.

c. If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A, the following rules shall apply: (i) in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

d. Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

e. The parties intend this Agreement to be in compliance with Section 409A Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

12 Miscellaneous.

12.1 No Third-Party Benefit; Successors and Assigns. The provisions of this Agreement are intended only for the regulation of relations among the parties hereto. This Agreement is not intended for the benefit of creditors or other third parties, and no rights are granted to such individuals or entities except where expressly referenced herein. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

12.2 Entire Agreement; Amendment. Except as otherwise stated herein, this Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, arrangements and understandings. Except as otherwise stated herein, no representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by, or liable for, any alleged representation, promise, inducement or statement of intention not set forth herein. This Agreement may only be amended by the mutual written consent of the Company and Executive.

12.3 Waiver. No waiver or modification of this Agreement or any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the parties hereto, and no evidence of any waiver or modification shall affect this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed by the parties hereto. The parties hereto further agree that the provisions of this Section may not be waived except as herein set forth.

12.4 Governing Law; Headings. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to the principles of conflicts of laws. Each party hereto hereby irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within the state of Delaware with regard to any and all actions or proceedings arising out of or relating to this Agreement. THE COMPANY AND EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE SPECIFICALLY WITH RESPECT TO THIS WAIVER. The Section and Paragraph headings contained herein are for convenient reference only and shall not affect the meaning or interpretation of this Agreement.

12.5 Severability. In the event any provision of this Agreement is held to be unenforceable or invalid under the laws of the United States or the state of Delaware, the parties hereto agree that such provision shall automatically be deemed modified for purposes of performance of this Agreement to the extent necessary to render it lawful and enforceable, or if

such modification is not possible without materially altering the intent of the parties hereto, that such provision shall automatically be deemed severed from this Agreement. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance. The parties hereto shall modify this Agreement so that any applicable legislation, rule or regulation shall not be violated.

12.6 Notices. Except as otherwise provided herein, all notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally, by prepaid telex or telegram or mailed first class, postage prepaid, certified United States mail, return receipt requested, to the party who is to receive such notice, request, demand or communication at such party's address as set forth on the signature page hereof. Any party hereto may change its address for notice by giving to the other party written notice of such change. Any notice given hereunder shall be effective (i) if delivered personally, when delivered, (ii) if sent by Federal Express or equivalent express mail, 24 hours after sending, and (iii) if mailed, 72 hours after the date of mailing.

12.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment set forth herein.

12.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If executed in counterpart, this Agreement shall be binding when one or more counterparts hereof, individually or taken together, bear the signatures of the parties reflected hereon as signatories. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

12.9 Attorneys' Fees. The Company and Executive shall bear their own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

12.10 Key-Person Insurance. Upon the Company's request, Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-person life and/or long-term disability insurance policy with respect to Executive in which Company is named as the beneficiary.

12.11 No Act Contrary to Law. Nothing herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any statute, law, ordinance or regulation which is inconsistent with this Agreement, such statute, law, ordinance or regulation shall prevail, and, in such event, the provision herein in conflict automatically shall be curtailed, limited or eliminated to the extent necessary to bring it within legal limitations.

12.12 Legal Counsel. Executive acknowledges and warrants that (i) he has been advised that Executive's interests may be different from the Company's interests, (ii) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to

discuss it with an attorney and/or financial advisor of his choice and (iii) he knowingly and voluntarily entered into this Agreement.

12.13 Survival. Notwithstanding anything herein to the contrary, each provision of this Agreement shall survive the termination of this Agreement for any reason or Executive's ceasing to provide services to the Company to the extent necessary to give effect to its terms.

12.14 Preserved Rights. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive's protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information.

12.15 Cooperation. Subject to Section 12.14, during the Term of Employment and thereafter, in the event that any proceeding is commenced by any governmental authority or other person in connection with the business of the Company, Executive agrees to cooperate with the Company to defend against such proceeding and, if an injunction or other order is issued in any such proceeding, to cooperate with the Company in its efforts to have such injunction or other order lifted. Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings or preparation sessions, and providing access to any books and records in Executive's control, in each case, at the request of the Company or any of its respective representatives.

12.16 280G Cutback. If any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the "Parachute Payments") would subject Executive to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MPATHIX HEALTH, INC

By:
Title:

AHMET DEMIR BINGOL